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                      CHANGE OF CONTROL AGREEMENT

     This Agreement is made and entered into this ______ day of ______ , 1996, by and between First Merchants Bank, National Association (hereafter referred to as "Bank"), and First Merchants Corporation, an Indiana corporation which owns Bank (hereinafter referred to as "Corporation"), both with their principal offices and business located at 200 East Jackson Street, Muncie, Indiana, and ___________ (hereinafter, referred to as "Executive" of Muncie, Indiana).

     WHEREAS, the Bank and Corporation consider the continuance of proficient and experienced management to be essential to protecting and enhancing the best interest of the Bank, Corporation and its shareholders, and

     WHEREAS, the Bank and Corporation desire to assure the continued services of Executive on behalf of Bank and Corporation, and

     WHEREAS, the Bank and Corporation recognize that if faced with a proposal for Change of Control, as hereinafter defined, Executive will have a significant role in helping the Board of Directors assess the options and advising the Board of Directors on what is in the best interests of the Bank and Corporation and the shareholders, and it is necessary for Executive to be able to provide this advice and counsel without being influenced by the uncertainties of the Executive's own situation, and

     WHEREAS, the Bank and Corporation desire to provide fair and reasonable benefits to Executive on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of these promises, the mutual covenants and undertakings herein contained and the continued employment of Executive by the Corporation as its ______ and by the Bank as its _______ , the Bank, the Corporation and the Executive, each intending to be legally bound, covenant and agree as follows:



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     1.     TERM OF AGREEMENT.

     The Agreement shall continue in effect through December 31, 1997; provided, however, that commencing on December 31, 1997, and each December 31 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later that October 31st immediately preceding each December 31, and every October 31, thereafter, the Bank or Corporation shall have given notice that it does not wish to extend this Agreement; and provided, further, that if a Change of Control of the Bank or Corporation as defined in Section 2, shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change of Control occurred.

     2.     DEFINITIONS.

     For purposes of this Agreement, the terms of this Article shall have the following meaning throughout this Agreement:

          (A) CAUSE: "Cause" shall be defined as:

              (1)   professional incompetence;

              (2)   willful misconduct;

              (3)   personal dishonesty;

              (4)   breach of fiduciary duty involving personal profit;

              (5)   intentional failure to perform stated duties;

              (6) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist orders; and

              (7) any intentional material breach of any term, condition or covenant of this Agreement.

           (B) CHANGE OF CONTROL: "Change of Control" shall mean the following:

              (1) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation, is or becomes the Beneficial Owner (as defined


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           in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Corporation or Bank representing twenty-five percent (25%) or more of the combined voting power of the Bank or Corporation's then outstanding securities;

               (2) persons constituting a majority of the Board of Directors of the Corporation or Bank were not directors of Employer for at least twenty-four (24) preceding months;

               (3) the stockholders of the Bank or Corporation approve a merger or consolidation of the Bank or Corporation with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Bank or Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the combined voting power of the voting securities of the Bank or Corporation or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Bank or corporation (or similar transaction) in which no person acquires 50 percent or more of the combined voting power of the Bank or Corporation's then outstanding securities; or


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     (4) the stockholders of the Corporation approve a plan of complete liquidation of the Bank or Corporation or an agreement for the sale or disposition by the Bank or Corporation of all or substantially all of the Corporation's assets.

          (C) DATE OF TERMINATION: "Date of Termination" shall mean the date stated in the Notice of Termination (as hereinafter defined) or thirty
     (30) days from the date of delivery of such notice, as hereinafter defined, whichever comes first.

          (D) DISABILITY: "Disability" shall mean the definition of such term as used in the disability policy then in effect for the Bank or Corporation and a determination of full disability by the parties; provided that in the event there is no disability insurance then in force, "disability" shall mean incapacity due to physical or mental illness, which will have caused Executive to have been unable to perform his duties with the Bank and/or Corporation on a full time basis for 180 consecutive calendar days.

          (E) NOTICE OF TERMINATION: "Notice of Termination" shall mean a written notice, communicated to the other parties hereto, which shall indicate the specific termination provisions of this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated.

          (F) RETIREMENT: "Retirement" shall mean termination of employment by the Executive in accordance with Bank's or Corporation's normal retirement policy generally applicable to its salaried employees in effect at the time of Change of Control

      (3) TERMINATION

          (A) GENERAL. If any of the events described in Section 2 constituting a Change in Control of the Bank or Corporation shall have occurred, the Executive shall be entitled to the benefits provided in Section 4 upon the subsequent termination of the Executive's employment during the term of this Agreement unless such termination is (a) because of the death or Disability of the Executive, (b) by the Bank or Corporation for Cause of (c) by the Executive other than on account of Constructive Termination (as hereinafter defined).

          (B) If, following a Change of Control, the Executive's employment shall be terminated for Cause, the Bank and Corporation shall pay him his full salary through the Date of Termination at the rate in effect on the date of the Notice of Termination, and the Bank and Corporation shall have no further obligations under this Agreement. If, following a Change of Control, the Executive's


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      employment shall be terminated as a result of death or Disability, compensation to the Executive shall be made pursuant to the Bank's and Corporation's then existing policies on death or Disability and the Bank and the Corporation shall have no further obligations under this Agreement. If, following a Change of Control, the Executive's employment is terminated by and at the request of the Executive as a result of Retirement, compensation to the Executive shall be made pursuant to the Bank's and Corporation's normal retirement policy generally applicable to its salaried employees at the time of Change of Control and the Bank and Corporation shall have no further obligations under this Agreement.

         (C) CONSTRUCTIVE TERMINATION. The Executive shall be entitled to terminate his employment upon the occurrence of Constructive Termination. For purposes of this Agreement, "Constructive Termination" shall mean, without the Executive's express written consent, the occurrence, after a Change in Control of the Bank or Corporation, of any of the following circumstances:

              (1) the assignment to the Executive of any duties inconsistent (unless in the nature of a promotion) with the position in the Bank or Corporation that the Executive held immediately prior to the Change in Control of the Bank or Corporation, or a significant adverse reduction or alteration in the nature or status of the Executive's position, duties or responsibilities or the conditions of the Executive's employment from those in effect immediately prior to such Change in Control;

              (2) a reduction by the Bank or Corporation in the Executive's annual base salary as in effect immediately prior to the Change in Control of the Bank or Corporation or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all management personnel of the Bank or Corporation;

              (3) the Bank and/or Corporation requires Executive to be relocated anywhere other than the offices in Muncie, Indiana;

              (4) the taking of any action by the Bank and/or Corporation to deprive Executive of any material fringe benefit enjoyed by him at the time of the Change of Control, or the failure by the Bank and/or Corporation to provide him with the number of paid vacation days to which he is entitled on the basis of years of


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         service with the Bank and/or Corporation and in accordance with the
         Bank's and/or Corporation's normal vacation policy in effect at the time of Change of Control;

              (5) the failure by the Bank or Corporation to continue to provide Executive with benefits substantially similar to those enjoyed by the Executive under any of the Bank or Corporation's life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control of the Bank or Corporation, or the taking of any action by the Bank or Corporation which would directly or indirectly materially reduce any of such benefits; or

              (6) the failure of the Bank or Corporation to continue this Agreement in effect, or to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof.

     4.   COMPENSATION UPON TERMINATION.

     Following a Change in Control, if the employment by the Bank or Corporation shall be terminated by the Executive on account of Constructive Termination or by the Bank or Corporation other than for Cause, death, Disability, or Retirement (by and at the request of the Executive), then the Executive shall be entitled to the benefits provided below:

          (A) No later than the fifth day following the Date of Termination, the Corporation shall pay to the Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which the Executive is entitled under any incentive, bonus or other compensation plan of the Corporation, at the time such payments are due;

          (B) Pay Executive an amount in cash, in a lump sum, which, when added to the present value of all other compensation, benefits and payments required to be included in the calculation under Section 280G of the Internal Revenue Code and regulations thereunder, shall equal 299% of the "base amount" as defined under Section 280G of the Internal Revenue Code, provided such payment shall be reduced to the extent necessary to prevent it from constituting a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

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          (C) For a period beginning with Executive's termination of employment and not to exceed two years, the Bank or Corporation shall arrange to provide Executive with life, disability, accident and health insurance benefits substantially similar to those which Executive was receiving immediately prior to the Notice of Termination.

         (D) In lieu of shares of common stock of the Corporation ("Corporation Shares") issuable upon the exercise of outstanding options ("Options"), if any, granted to Executive under any Corporation stock option plan (which Options shall be canceled upon the making of the payment, referred to below), Executive shall receive an amount in cash equal to the product of (A) the excess of, the higher of the closing price of Corporation Shares as reported on the NASDAQ National Market System, the American Stock Exchange or The New York Stock Exchange, wherever listed, on or nearest the Date of Termination or the highest per shares price for Corporation Shares actually paid in connection with any Change in Control of the Corporation, over the per share exercise price of each Option held by Executive (whether or not then fully exercisable), times (B) the number of Corporation Shares covered by each such Option;

         (E) The Bank or Corporation shall pay to Executive all reasonable legal fees and expenses incurred by the Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement); unless the decision-maker in any proceeding, contest or dispute arising hereunder makes a formal finding that the Executive did not have a reasonable basis for instituting such proceeding, contest or dispute;

         (F) The Bank or Corporation shall provide Executive with individual out placement services in accordance with the general custom and practice generally accorded to an executive of Executive's position.

     5.   SUCCESSORS; BINDING AGREEMENT.

          A. The Bank or Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank or Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank or Corporation would be required to perform it if no such succession had taken place. Failure of the Bank or Corporation to obtain such assumption and agreement prior to the effectiveness of any such


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     succession shall be a breach of this Agreement and shall entitle
     Executive to compensation from the Bank or Corporation in the same amount and on the same terms to which Executive would be entitled hereunder if Executive terminates his employment on account of Constructive Termination following a Change in Control of the Bank or Corporation, except that for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Bank or Corporation" shall mean the Bank or Corporation and any successor to their business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

           B. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the devisee, legatee or other designee or, if there is no such designee, to their estate.

     6.  GUARANTEE BY CORPORATION AND BANK

     In consideration of the value of the continued employment of Executive by the Bank or the Corporation, and the benefits derived by the Bank and the Corporation from Executive's employment by the Bank and the Corporation, the Corporation and the Bank hereby unconditionally and fully guarantee and endorse the obligations of the other hereunder, and agree to be fully bound by the terms of this Agreement in the event that the other fails to perform, honor or otherwise complete fully its obligations hereunder.

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     7.  MISCELLANEOUS.

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at the time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar of dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Indiana without regard to its conflicts of law principles. All references to section of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the corporation under Section 4 shall survive the expiration of the term of this Agreement.

     8. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     9. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     10. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Muncie, Indiana in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     11. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

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     IN WITNESS WHEREOF, the Bank and the Corporation have caused this
Agreement to be executed by duly authorized officers of the respective entities and the seals of the Bank and the Corporation to be affixed hereto, and the Executive has hereunder subscribed his name, this __________ day of ______________, 1996.


"CORPORATION"                                  "BANK"

FIRST MERCHANTS CORPORATION                     FIRST MERCHANTS BANK,
NATIONAL
                                                ASSOCIATION




By:  _____________________________            By:  _____________________________
Printed: Stefan S. Anderson                Printed:  Stefan S. Anderson
Its:  Chairman of the Board                Its:  Chairman of the Board


"EXECUTIVE"



By:  _________________________________
Printed:  ____________________________




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                         SCHEDULE A TO FIRST MERCHANTS CORPORATION
                                 CHANGE OF CONTROL AGREEMENT

     The Corporation's Change of Control Agreement covering Stefan S. Anderson and Michael L. Cox are all in the form of Exhibit 10.5 and are substantially identical.









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